EXHIBIT 99.1

CTS Corporation

Segments Automotive Communications Mobile Computer Communications Infrastructure Other Segments and Markets Sensors and Electronic Components Electronics Manufacturing Services Markets 56% 44% 6% 41% 11% 27% 15% First Half 2003

Near-Term Business Strategy Communications Electronics $96M - 37% Other * $7M - 2% Automotive 23% Resistor/Electro 11% North America 53% Aggressively Grow Grow Increase Profitability Electronic Components Automotive Sensors Electronic Manufacturing Services 0.29 0.27 0.44 Electronics Manufacturing Services 44% Electronic Components 29% Automotive Sensors 27% Selectively Grow First Half 2003

Five-Year Business Growth Targets Automotive Sensors Electronic Components Electronics Manufacturing Services 15 - 20% 0 - 5% 5 - 10% 5 - 10% 0 - 5% 5 - 10% 6 - 9% Market Growth Sales Growth Overall Product/Market Area $650 - $750 million in sales 8 - 10 % Operating Earnings as % of Sales Gross Margins Flat Improving Flat Improving

New Products Drive Earnings Growth 2001 2002 2003 2004 2005 2 Q3 Q4 Q5 Actual 0.2 3.2 6.2 0 0 Forecast 6.7 47.5 81.3 Forecast Actual* Belt Tension Sensor Integrated Accelerator Pedals Small Engine Throttle Position Sensors Frequency Modules ClearONE Terminators Pointing Stick Modules (with Touchpads) Expected to Add $10+ Million in Operating Earnings by 2005 * through 6/30/03

Growing Sensor Content 2001 2007 East 125 175 2001 2007 East 2.14 3.75 40% 75% Worldwide Market Sensor $ Content / Car Worldwide CTS Sensor $ Content / Car Six new product categories in development pipeline. Growing customer penetration in Europe, Asia and with North American transplants.

Belt Tension Sensor Won 15 Platforms U.S. regulations require 100% of all new light vehicles to have enhanced occupancy sensing systems by 2006. CTS' Belt Tension Sensor provides superior measurement accuracy Served Available Market 2003 2004 2005 2006 2007 Sales 11 47 78 80 80 Target 2 16 25 31 31 2003 2004 2005 2006 2007 Already Captured

Automotive Pedal Modules Lower part count design provides quality and reliability advantages. Offer both contacting and non-contacting technology. CTS Pedal Modules 2003 2004 2005 2006 2007 Available 83 122 159 186 212 Target 8.3 16.5 27.8 41.9 48 North 45.9 46.9 45 43.9 Trend to "integrated pedals" Pedal Modules Served Available Market Already Captured $ in millions Won positions on 15 platforms.

EMS Comparative Metrics Excellent Financial Performance

Cost Structure Overhaul Other 28% Interest 10% Salary/Fringes 50% Depreciation 12% East 28 10 50 12 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 Fixed Costs Reduced by $95M Per Year Other 28% Depreciation 12% Interest 10% Salary/Fringes 50% Breakeven Revenue Point Reduced to $440M Per Year Q1 Q2 Q3 Q4 2001 2002 $ in Millions 34% 38% Breakeven Revenue Fixed Costs 63 54 43 42 116 115 167 155 110 Q2 2003 39

Product Portfolio Repositioning Comp & Sensors EMS East 0.56 0.44 $ In Millions EMS *Based upon annualizing Q2 Operating Earnings. A. Sensors B. Low Vol. Freq. C. Duplexer & Filters D. Computer Components E. High Vol. Freq. Q2:03 Target Q2:03 Target 15.0% 15 - 20% 1.8% 17 - 21% Margin Drivers Fixed Asset Leverage Operating Cost Reductions Improve Product Mix 40% 50% A/B (Grow) C/D (Grow/Improve) E (Improve/Exit) + - Gross Margin Q2:03 Target Q2:03 Target 5.2% 5 - 7% 2.8% 12 -15% Components and Sensors Segment Return on Assets* Total Segment Operating Earnings % Sales First Half 2003

Balance Sheet Management SALES RECEIVABLES INVENTORIES 50% 55% 66% Q2 2003 vs. Q4 2000 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Receivables - Net 110 98.3 91 81.6 80.1 73.3 64.9 63.8 59.8 65.7 Inventory - Net 97.2 79.2 64 50.1 43.7 43.1 41 36.3 36.1 35.1 2001 2002 97.2 110.0 35.1 65.7 '96 '97 '98 '99 '00 '01 '02 Maintenance 17.2 22.4 21.3 32.9 29.35 29.8 12.8 Capacity Increase 42.293 10.1 Building 47.6 37.8 % to Sales 0.054 0.054 0.058 0.049 0.138 0.134 0.028 Working Capital Capital Expenditures Replacement for Motorola Buildings Major Capacity Expansion 2003 Capital Expenditures <$20M 2003

Other Financial Data

Appendix 1

CTS Corporation
Definition of Financial Terms -
“Segment Operating Earnings Return on Assets”
($ in millions)

	2003				2002

	Q2		Q1		Q4
		Components		Components		Components
	EMS	& Sensors	EMS	& Sensors	EMS	& Sensors
2002 net sales to external customers					$186.9	$270.9
Less: 3rd quarter 2002 year-to-date net sales to external customers					134.9	206.4

Quarterly segment net sales to external customers	$52.7	$64.0	$45.5	$60.3	$52.0	$64.5

2002 segment operating earnings (loss)					$10.8	$(5.9)
Less: 3rd quarter 2002 year-to-date segment operating earnings (loss)					7.9	(6.0)

Quarterly segment operating earnings	$2.7	$1.8	$2.3	$0.3	$2.9	$0.1

Quarterly segment operating earnings as a percentage of quarterly net sales to external customers	5.2%	2.8%	5.1%	0.5%	5.5%	0.2%

Quarterly segment operating earnings	$2.7	$1.8	$2.3	$0.3	$2.9	$0.1
Multiplied by 4	4	4	4	4	4	4

Annualized segment operating earnings	$10.8	$7.2	$9.2	$1.2	$11.6	$0.4

Total assets at quarter-end	$72.8	$407.2	$70.0	$405.6	$70.4	$419.6
Segment return on assets	15.0%	1.8%	13.1%	0.3%	16.5%	0.1%

CTS Corporation
Definition of Financial Terms — “Total Debt to Capitalization”
($ in millions)

	2003		2002				2001				December 31,

	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2000	1999
Notes payable	$—	$—	$—	$—	$—	$1.4	$—	$5.3	$12.0	$8.7	$7.4	$7.4
Current portion of long-term debt	—	18.2	28.4	—	—	12.5	27.5	13.8	12.5	11.2	10.0	5.0
Long-term debt	85.3	67.0	67.0	103.5	120.0	106.2	125.0	188.2	204.5	198.3	178.0	162.0

Total debt	85.3	85.2	95.4	103.5	120.0	120.1	152.5	207.3	229.0	218.2	195.4	174.4
Total shareholders’ equity	268.7	264.3	265.0	263.5	276.0	271.0	242.9	241.2	230.0	246.8	246.4	164.8

Total capitalization	$354.0	$349.5	$360.4	$367.0	$396.0	$391.1	$395.4	$448.5	$459.0	$465.0	$441.8	$339.2

Total debt to capitalization	24.1%	24.4%	26.5%	28.2%	30.3%	30.7%	38.6%	46.2%	49.9%	46.9%	44.2%	51.4%

CTS Corporation
Definition of Financial Terms — “Adjusted Working Capital as a Percentage of Annualized Sales”
($ in millions)

Previously, CTS excluded notes payable and current maturities of long-term debt when discussing working capital. CTS now excludes cash in addition to notes payable and current maturities of long-term debt. This change, effective in June 2003, is being
made in order for CTS to conform to its internal reporting methodologies.

	2003		2002				2001				2000

	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Current assets	$153.8	$145.8	$152.3	$174.8	$189.2	$187.4	$200.7	$198.8	$229.9	$256.7	$305.7
Current liabilities	102.5	120.9	134.5	100.7	104.3	127.0	153.9	126.4	152.5	155.6	202.9

Working capital	51.3	24.9	17.8	74.1	84.9	60.4	46.8	72.4	77.4	101.1	102.8

Adjustments to working capital:
Cash	(6.7)	(7.7)	(9.2)	(11.6)	(15.0)	(7.6)	(13.2)	(7.9)	(18.6)	(14.1)	(20.6)
Notes payable	—	—	—	—	—	1.4	—	5.3	12.0	8.7	7.4
Current portion of long-term debt	—	18.2	28.4	—	—	12.5	27.5	13.8	12.5	11.3	10.0

Total adjustments to working capital	(6.7)	10.5	19.2	(11.6)	(15.0)	6.3	14.3	11.2	5.9	5.9	(3.2)

Adjusted working capital	$44.6	$35.4	$37.0	$62.5	$69.9	$66.7	$61.1	$83.6	$83.3	$107.0	$99.6

Quarterly sales	$116.7	$105.8	$116.5	$111.0	$117.7	$112.6	$125.8	$131.2	$143.7	$177.0	$233.4
Multiplied by 4	4	4	4	4	4	4	4	4	4	4	4

Annualized sales	$466.8	$423.2	$466.0	$444.0	$470.8	$450.4	$503.2	$524.8	$574.8	$708.0	$933.6

Adjusted working capital as a percentage of annualized sales	9.6%	8.4%	7.9%	14.1%	14.8%	14.8%	12.1%	15.9%	14.5%	15.1%	10.7%